Exhibit 99.1

Comprehensive Care Corporation Announces Profitable Six Month Financial Results

TAMPA, Florida, August 13, 2012 Comprehensive Care Corporation (“CompCare” or the “Company”) (OTC BB: CHCR), a leading behavioral health, substance abuse and psychotropic pharmacy management services provider for managed care companies throughout the U.S., today announced earnings of $1.7 million for the six months ended June 30, 2012. Earnings per diluted common share were $0.02. This compares to a $3.9 million loss in the first six months of 2011 and a $.07 loss per common share.

The Company announced that operating income for the first half of 2012 totaled $2.1 million compared to an operating loss of $3.1 million in the same period in 2011. While revenues for the first six months declined slightly from $36.8 million in 2011 to $36.0 million in 2012, the cost of revenues decreased 13.9 percent from $35.3 million in 2011 to $30.4 million in the comparable period in 2012.

“The cost saving measures we accomplished earlier this year, with mid-level and senior executives taking salary reductions, and some layoffs, combined with ending contracts that were not profitable for CompCare, are paying rewards. For the first six months of 2012, we were profitable, cash flow positive and were able to increase operating income and reduce our general and administrative expenses from $4.1 million in the first half of 2011 to $2.7 million for the comparable period this year,” said Clark Marcus, Chairman and CEO.

“I am especially pleased that our pharmacy management contracts were up 18.9 percent, or $3.1 million, to $19.4 million in the first six months of 2012 compared to the previous year due to a 3.6 percent increase in membership and an 11 percent contract rate increase with the health plan we serve in Puerto Rico. We truly believe our strategies to reduce pharmaceutical costs for our clients will be a key element for our future growth,” Mr. Marcus said.

“I am very proud of these financial results and the fact that CompCare’s management team has solidified the foundation of the Company, improving it to support our growth. We have added senior level consultants with track records of success and we are dedicated to provide our shareholders continued growth in the future,” Mr. Marcus concluded.

About CompCare:

Established in 1969, CompCare provides behavioral health, substance abuse and psychotropic pharmacy management services for managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands. For more information, please call 813-288-4808 or visit our website at www.compcare.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond CompCare’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, the ability of CompCare to maximize its market share with new pharmacy initiatives, the success and profitability of the new pharmacy initiatives, impact of senior level consultants on the results, the ability of CompCare and its staff to execute its business plan to generate exponential growth, the ability of CompCare to offer and sell any of its products at a profit, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new business, the profitability, if any, of our capitated contracts or other products, increases or variations in cost of care, seasonality, CompCare’s ability to obtain additional financing, increased outsourcing of behavioral health services, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at www.sec.gov. Any forward- looking statement in this release speaks only as of the date on which it is made. CompCare assumes no obligation to update or revise any forward-looking statements.

Investor Contacts:

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940.262.3584